Exhibit 4a

Adopted by the board of directors on February 9, 2010
Approved by the shareholders on April 28, 2010

THE EASTERN COMPANY
2010 EXECUTIVE STOCK INCENTIVE PLAN

1.           Purpose.

The purpose of The Eastern Company 2010 Executive Stock Incentive Plan (the "Plan") is to promote the interests of The Eastern Company and its shareholders by providing a method whereby executives and other key employees of the Company may become owners of the Company's common stock by the exercise of incentive stock options or nonqualified stock options or the grant of shares of restricted stock, and thereby increase their proprietary interest in the Company's business, encourage them to remain in the employ of the Company and increase their personal interest in its continued success and progress.  In addition, another purpose of the Plan is to promote the interests of the Company by providing a method whereby nonemployee directors of the Company may become owners of the Company's common stock by the exercise of nonqualified stock options or the grant of shares of restricted stock, and thereby encourage qualified individuals to become members of the board of directors of the Company.

2.           Definitions.

As used herein, the following terms shall have the following meanings:

(a)           "Award" shall mean the grant of an incentive stock option, a nonqualified stock option, restricted stock, or other stock-based methods of compensation authorized by Section 6 of the Plan.

(b)           "Award Agreement" shall mean an agreement described in Section 7 of the Plan which is entered into between the Company and a Participant and which sets forth the terms, conditions and limitations applicable to an Award granted to the Participant.

(c)           "Board" shall mean the board of directors of The Eastern Company.

(d)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)           "Committee" shall mean the Compensation Committee of the Board or any successor committee with substantially the same responsibilities.

(f)           "Company" shall mean The Eastern Company and each “parent or subsidiary corporation” of The Eastern Company (as those terms are defined in Section 424 of the Code).

(g)           "Company Common Stock" shall mean the common stock, no par value, of The Eastern Company.

(h)           "Disability" shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as defined in Section 22(e)(3) of the Code.

(i)           "Employee" shall mean an employee of the Company.

(j)           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(k)           "Fair Market Value" shall mean the reported price at which Company Common Stock was last traded on the day on which such value is to be determined (or, if there are no reported trades on such day, the last previous day on which there was a reported trade).

(l)           "Incentive Stock Option" shall mean a Stock Option which complies with all of the requirements for incentive stock options set forth in Section 422 of the Code and which may be issued pursuant to Section 6.1.

(m)           "Insider" shall mean any person who is subject to Section 16 of the Exchange Act.

(n)           "Non-Employee Director" shall mean a member of the board of directors of The Eastern Company who is not an Employee.

(o)           "Nonqualified Stock Option" shall mean a Stock Option which does not comply with all of the requirements for Incentive Stock Options set forth in Section 422 of the Code and which may be issued pursuant to Section 6.1.

(p)           "Parent and/or Subsidiary Corporations" shall mean the parent and/or subsidiary corporations of The Eastern Company, as those terms are defined for purposes of Section 424 of the Code.

(q)           "Participant" shall mean an Employee or a Non-Employee Director who has been designated by the Committee as eligible to receive an Award pursuant to the terms of the Plan.  The only Employees that the Committee may designate as Participants are those Employees who are salaried officers or key employees (whether or not directors) of the Company.

(r)           "Restricted Stock" shall mean shares of Company Common Stock which have certain restrictions attached to the ownership thereof and which may be issued pursuant to Section 6.2 of the Plan.

(s)           "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission, as now in force or as such regulation or successor regulation shall hereafter be amended.

(t)           "Section 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder, as they may be amended from time to time.

(u)           "Securities Act" shall mean the Securities Act of 1933, as amended and in effect from time to time, or any successor statute.

(v)           "Stock Option" shall mean a right granted pursuant to Section 6.1 of the Plan to purchase a specified number of shares of Company Common Stock at a specified price during a specified period of time.  Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

3.           Administration.

(a)           In order to administer the issuance of Awards to Participants pursuant to the Plan, there shall be a Committee which is appointed by the Board and which consists of not less than two Non-Employee Directors of the Company.  Each member of the Committee shall be a non-employee director as such term is defined for purposes of Rule 16b-3.

(b)           Subject to the express provisions of the Plan, the Committee shall periodically determine which Employees and/or Non-Employee Directors shall be Participants in the Plan and the nature, amount, pricing, timing and other terms of the Awards.  However, in no event may an Incentive Stock Option be granted to a Non-Employee Director.  Each Award shall be evidenced by an Award Agreement which shall be signed by an officer of the Company and by the Participant.

(c)           The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to interpret the provisions of and administer the Plan.  Subject to any applicable provisions of the certificate of incorporation or the bylaws of the Company, all such decisions shall be final and binding on all persons including the Company and its shareholders, Employees, Non-Employee Directors and Participants.  In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

(d)           The Committee may delegate to designated officers or employees of the Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary or advisable for the effective administration of the Plan in accordance with its terms and purpose.

(e)           It is the intent of the Company that the Plan and the Awards granted hereunder shall satisfy and be interpreted in a manner that, in the case of Participants who are or may be Insiders, satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 and will not be subjected to avoidable liability thereunder.  If any provision of the Plan or of any such Award would otherwise frustrate or conflict with the intent expressed in this Section 3(e), that provision (to the extent possible) shall be interpreted and deemed amended so as to avoid such conflict.  To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to Insiders.

4.           Eligibility.

Awards may be granted only to those Employees and/or Non-Employee Directors who are designated as Participants from time to time by the Committee.  However, in no event may an Incentive Stock Option be granted to a Non-Employee Director.  Subject to the express conditions of the Plan, the Committee shall determine which Employees and/or Non-Employee Directors shall be Participants, the types of Awards to be made to Participants and the terms, conditions and limitations applicable to the Awards.  More than one Award may be granted to the same Participant.

5.           Shares Subject to the Plan.

The total amount of Company Common Stock with respect to which Awards may be granted under this Plan shall not exceed in the aggregate 500,000 shares of Company Common Stock.  The shares relating to Awards granted under this Plan shall be authorized but unissued shares of Company Common Stock.

Subject to the limitations of the Code and Rule 16b-3 (if applicable), if any Award granted under this Plan lapses, expires, terminates, ceases to be exercisable or is forfeited, in whole or in part, for any reason, then the shares subject to but not issued under such Award shall be available for the grant of other Awards.

6.           Awards.

Awards may include those described in this Section 6.  The Committee may grant Awards singly or in combination with other Awards, as the Committee may in its sole discretion determine.  Subject to the other provisions of this Plan, Awards may also be granted in combination with, in replacement of, or as alternatives to, grants or rights under any other stock incentive plan of the Company.

6.1.           Stock Options.

(a)           The exercise price of each Stock Option shall be determined by the Committee.  However, in the case of Incentive Stock Options, in no event shall the exercise price be less than one hundred percent (100%) of the Fair Market Value of the shares of Company Common Stock at the time of grant of the Stock Option.

(b)           In no event shall an Incentive Stock Option be granted to a Non-Employee Director.  In addition, an Incentive Stock Option shall not be granted under this Plan to an Employee who, at the time of such grant, owns (actually or constructively) more than ten percent (10%) of the total voting power of all classes of stock of the Company, unless the purchase price of the shares subject to such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the shares of Company Common Stock at the time of the grant of the option and the option is not exercisable after the expiration of five years from the date it is granted.

(c)           No Stock Option intended as an Incentive Stock Option shall be exercisable in whole or in part after ten years from the date it is granted.  The Committee, in its discretion, may impose vesting or other restrictions which provide that a Stock Option may not be exercised in whole or in part for any period or periods of time specified by the Committee, or may provide for the amendment of outstanding unvested Stock Options in order to accelerate the vesting of such Stock Options.  Except as may be so provided and except as provided in Section 6.1(d), any Stock Option may be exercised in whole at any time, or in part from time to time, during its term.

(d)           Any Stock Option, the term of which has not theretofore expired, may be exercised during the optionee's employment with the Company or during the optionee's service as a Non-Employee Director.  In addition, subject to the condition that no Stock Option intended as an Incentive Stock Option may be exercised in whole or in part after ten years from the date it is granted:

(i)           upon the termination of an optionee's employment or service as a Non-Employee Director other than by reason of death, the optionee may, within three months after the date of such termination, exercise such option in whole or in part to the extent it was exercisable (or became exercisable) at the time of his or her termination of employment or service as a Non-Employee Director, and after such three month period the right to exercise the Stock Option shall cease; provided, however, that: (A) if such termination is due to Disability, such three month period shall be extended to twelve (12) months; and (B) if such termination is due to retirement at or after attaining age sixty-five (65), such three month period shall be extended to twelve (12) months; and

(ii)           upon the death of any optionee, either prior to the termination of his or her employment or service as a Non-Employee Director or within the three month or twelve (12) month period referred to in Section 6.1(d)(i) above, such optionee's estate (or the person or persons to whom such optionee's rights under the Stock Option are transferred by will or the laws of descent and distribution) may, within twelve (12) months after the date of such optionee's death, exercise such Stock Option in whole or in part to the extent it was exercisable (or became exercisable) at the time of his or her death, and after such twelve (12) month period the right to exercise the Stock Option shall cease.

(e)           The exercise price of each share subject to a Stock Option shall, at the time of exercise of the Stock Option, be paid in full in cash, or with previously acquired shares of

Company Common Stock having an aggregate Fair Market Value at such time equal to the exercise price, or in cash and such shares.

(f)           Upon the exercise of a Stock Option, a certificate or certificates representing the shares of Company Common Stock so purchased shall be delivered to the person entitled thereto.

(g)           An optionee shall have no rights as a shareholder with respect to shares subject to his or her Stock Option until such shares are issued to him or her and are fully paid, and no adjustment will be made for dividends or other rights for which the record date is prior thereto.

(h)           The provisions of Section 9 shall apply to any shares of Company Common Stock issued to a Participant upon the exercise of a Stock Option.

(i)           Each Stock Option granted under this Plan shall by its terms be non-transferable by the optionee other than by will or the laws of descent and distribution and, during the lifetime of the optionee, shall be exercisable only by the optionee.

6.2           Restricted Stock.

(a)           Restricted Stock shall be subject to such terms, conditions and restrictions as the Committee deems appropriate.  Such terms, conditions and restrictions may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the Restricted Stock.  The Committee may provide for the lapse of any such terms, conditions and restrictions, or may waive any such terms, conditions or restrictions, based on such factors or criteria as the Committee may determine.

(b)           If a Participant receives a grant of Restricted Stock, and if the Participant desires to accept such grant, then the Participant shall pay to the Company, in cash, an amount determined by the Committee.  Such amount may be greater than or equal to zero.  Such amount may be paid at any time prior to the sixtieth (60th) day following the date of grant of the shares of Restricted Stock.

(c)           After receipt of any payment required by the Committee in connection with the grant of shares of Restricted Stock, or as of the date of grant of shares of Restricted Stock if no such payment is required, the Company shall issue to the Participant a certificate or certificates representing the shares of Restricted Stock so granted.  The certificates shall have affixed thereto a legend, substantially in the following form, in addition to any other legends required by the Plan or applicable law:

"The shares of Company Common Stock represented by this certificate are subject to the restrictions described in an Award Agreement dated  , a copy of which will be furnished upon request by the issuer, and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of such Award Agreement."

Each transfer agent of Company Common Stock shall be informed of such restrictions.

In aid of the restrictions described in this Section 6.2 that are applicable to the Restricted Stock, the Participant shall, immediately upon receipt of the certificate or certificates for such shares, deposit such certificate or certificates (together with a stock power or instrument of transfer appropriately endorsed in blank) with the Secretary of the Company to be held in escrow.  In the event such restrictions lapse, the certificate or certificates shall be delivered to the Participant free and clear of such restrictions.  In the event the shares of Restricted Stock are forfeited, the certificate or certificates shall be delivered to the Company.

Notwithstanding the above, the provisions of Section 9 shall continue to apply to shares of Restricted Stock even if the restrictions described in this Section 6.2 have lapsed.

(d)           Upon issuance of a certificate or certificates representing shares of Restricted Stock in accordance with the provisions of Section 6.2(c), the Participant shall thereupon be deemed to be a shareholder with respect to all of the shares of Company Common Stock represented by such certificate or certificates.  The Participant shall thereafter have, with respect to such shares of Restricted Stock, all of the rights of a shareholder of the Company (including the right to vote the shares of Restricted Stock and the right to receive any cash or stock dividends on such Restricted Stock).

(e)           In the event that a Participant's employment with the Company terminates for any reason, or in the event that a Participant ceases to be a Non-Employee Director, then any shares of Restricted Stock still subject to the restrictions described in this Section 6.2 on the date of the termination of his or her employment or service as a Non-Employee Director shall automatically be forfeited.

(f)           Each share of Restricted Stock granted under this Plan shall by its terms be non-transferable by the Participant, other than by will or the laws of descent and distribution, while the restrictions described in this Section 6.2 remain in effect.  While shares of Restricted Stock remain subject to such restrictions, all rights with respect to such shares shall be exercisable during a Participant's lifetime only by the Participant.

6.3           Other Awards.

The Committee may from time to time grant shares of Company Common Stock, other stock-based and non-stock-based Awards (including, without limitation, Awards pursuant to which shares of Company Common Stock are or may in the future be acquired), Awards denominated in stock units, securities convertible into shares of Company Common Stock, stock appreciation rights, performance shares, phantom securities and dividend equivalents.  The Committee shall determine the terms and conditions of such Awards; provided, however, that such Awards shall not be inconsistent with the terms and purposes of this Plan.

7.           Award Agreements.

Each Award granted under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Company Common Stock subject to the Award, and such other terms and conditions applicable to the Award as are determined by the Committee.  By acceptance of an Award, the Participant thereby agrees to such terms and conditions and to the terms of this Plan pertaining thereto.

8.           Term of Plan.

This Plan shall terminate on February 9, 2020 (ten years after the date of its original adoption by the Board) or upon any earlier termination date established by action of the Board, and no Awards shall be granted thereafter.  Such termination shall not affect the validity of any Awards then outstanding.

9.           Securities Law Considerations.

(a)           The provisions of this Section 9 shall apply to all Awards granted pursuant to the Plan, except to the extent that, in the opinion of counsel for the Company, such provisions are not required by the Securities Act or any other applicable law, regulation or rule of any governmental agency.

(b)           At the time of the grant of an Award and at the time of the acquisition of shares of Company Common Stock pursuant to an Award, a Participant shall represent, warrant and covenant that:

(i)           Any shares of Company Common Stock acquired upon exercise of the Award shall be acquired for the Participant's account for investment only and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act or any rule or regulation under the Securities Act.

(ii)           The Participant has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Participant to evaluate the merits and risks of his or her investment in shares of Company Common Stock.

(iii)           The Participant is able to bear the economic risk of holding shares acquired pursuant to the Award for an indefinite period.

(iv)           The Participant understands that:  (A) the shares acquired pursuant to the Award will not be registered under the Securities Act and will be "restricted securities" within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act may not be available for at least six months, and even then will not be available for an “affiliate” of the Company (as defined in Rule 144) unless adequate information concerning the Company is available to the public and the other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company subject to the Plan and the Company has no obligation to register under the Securities Act any such stock.

(v)           The Participant agrees that, if the Company offers for the first time any shares of Company Common Stock for sale pursuant to a registration statement under the Securities Act, the Participant will not, without the prior written consent of the Company, publicly offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares acquired pursuant to an Award for a period of one hundred eighty (180) days after the effective date of such registration statement.

By making payment pursuant to an Award, the Participant shall be deemed to have reaffirmed, as of the date of such payment, all of the representations set forth in this Section 9 which he or she made at the time of grant of the Award.

(c)           All stock certificates representing shares of Company Common Stock issued to a Participant pursuant to an Award shall have affixed thereto a legend, substantially in the following form, in addition to any other legends required by the Plan or applicable law:

"The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws, and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, as amended, and applicable state securities laws, or an opinion of counsel satisfactory to the issuer to the effect that registration under such Act or such laws is not required."

10.	Adjustment Provisions.

(a)           If through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction: (i) the outstanding shares of Company Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to shares of Company Common Stock or other securities, then the aggregate number of shares of Company Common Stock subject to this Plan, the number of shares of Company Common Stock subject to each outstanding Award, and the exercise price per share in each such outstanding Award, shall be proportionately adjusted.

(b)           Any adjustments under this Section 10 will be made by the Board, whose determination as to what adjustments, if any, will be made and the extent thereof will be final,

binding and conclusive.  No fractional shares will be issued pursuant to an Award on account of any such adjustments.

(c)           No adjustments shall be made under this Section 10 which would, within the meaning of any applicable provision of the Code, constitute a modification, extension or renewal of an Incentive Stock Option or a grant of additional benefits to a Participant who has been granted an Incentive Stock Option.

11.           Amendments and Discontinuance.

The Board may amend, suspend or discontinue the Plan, but may not, without the prior approval of the shareholders of the Company, make any amendment which operates: (a) to abolish the Committee, change the qualification of its members or withdraw its authority to interpret or administer the Plan; (b) to make any material change in the class of eligible Employees under the Plan; (c) to increase the total number of shares for which Awards may be granted under the Plan except as permitted by the provisions of Section 10 hereof; (d) to extend the term of the Plan; (e) to permit adjustments or reductions of the price at which shares may be acquired under an Award previously-granted under the Plan except as permitted by the provisions of Section 10 hereof; (f) to extend the maximum Incentive Stock Option period; or (g) to decrease the minimum Incentive Stock Option price.

12.           Continuance of Employment or Service as a Non-Employee Director.

Neither the Plan nor the grant of any Award hereunder shall interfere with or limit in any way the right of the Company to terminate any Employee's employment or to terminate the service of any Non-Employee Director at any time and for any reason, nor shall the Plan or the grant of any Award hereunder impose any obligation on the Company to continue the employment of any Employee or the service of any Non-Employee Director.

13.           Tax Withholding.

The Participant shall be responsible for the payment of all Federal, state and local taxes relating to the grant, vesting or exercise of any Award granted under the Plan.  The Company shall have the power to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any Award granted under the Plan.  To the extent permissible under applicable tax, securities and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by directing the Company to apply shares of Company Common Stock to which the Participant is entitled as a result of the exercise of a Stock Option or the lapse of restrictions on shares of Restricted Stock.

14.           Required Notifications by Participant.

(a)           If any Participant shall, in connection with an Award, make an election pursuant to Section 83(b) of the Code (whereby the Participant elects to include in gross income in the year of the transfer the amount specified in Section 83(b) of the Code), then such Participant shall notify  the Company of such election within ten (10) days of the filing of such election with the Internal Revenue Service.

(b)           If any Participant shall dispose of shares of Company Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (whereby the Participant makes a disqualifying disposition of the shares before expiration of the applicable holding periods), then such Participant shall notify the Company of such disqualifying disposition within ten (10) days of the disposition.

15.           Limits of Liability.

(a)           Any liability of the Company to any Participant with respect to an Award shall be based solely upon the contractual obligations created by the Plan and the Award Agreement.

(b)           Neither the Company, nor any member of the Board or the Committee, nor any other person participating in the determination of any question under the Plan or the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken, in good faith, under the Plan.

16.           Requirements of Law.

The grant of Awards and the issuance of shares of Company Common Stock upon the exercise of an Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

17.           Governing Law.

The Plan, and all Award Agreements hereunder, shall be construed pursuant to and in accordance with the laws of the State of Connecticut.  The parties to the Plan and each Award Agreement agree that the state and federal courts of Connecticut shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the Plan or any Award Agreement.  The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum.  In the event that any party shall not have appointed an agent for service of process in Connecticut, the party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of the Company.  All notices shall be deemed to have been given as of the date so delivered or mailed.

18.           Effective Date.

The Plan shall be effective as of July 20, 2010 (immediately following the expiration of the term of The Eastern Company 2000 Executive Stock Incentive Plan), and Awards may be granted under the Plan on and after such effective date and prior to the date of expiration of the term of the Plan set forth in Section 8; provided, however, if, within twelve (12) months after the date of adoption of the Plan by the Board, the shareholders of the Company have not approved the Plan, then the provisions of the Plan shall be null and void and any Awards granted under the Plan shall terminate and cease to be of any force or effect.

IN WITNESS WHEREOF, the undersigned has executed this Plan on behalf of the Company as of February 9, 2010 (the date of the Plan’s original adoption by the board of directors of The Eastern Company).

Witness:                                                                           THE EASTERN COMPANY

/s/Theresa P. Dews                                                         By  /s/ Leonard F. Leganza
Its Secretary                                                                          Name: Leonard F. Leganza
                                                                                                Title:  Chairman of the Board, President
                                                                                                           and Chief Executive Officer